Exhibit 99.10

ACKNOWLEDGEMENT OF SUBSCRIPTION

WGNB CORP.
201 MAPLE STREET
P.O. Box 280
CARROLLTON, GEORGIA 30117

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus supplement and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “WGNB Corp.” in the amount of $10.00 multiplied by the number of shares of Series A Convertible Preferred Stock you intend to subscribe for.

Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as possible upon the Company's acceptance of your subscription, as described in the prospectus dated ___, 2008 and supplemented in the prospectus supplement dated August ___, 2008. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

WGNB CORP.

By:
H.B. Lipham, III
Chief Executive Officer

Date

By signing below, I acknowledge the receipt of the initial prospectus dated ___, 2008, and prospectus supplement dated August ____, 2008 of WGNB Corp. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $________ for the purchase of ______ shares of Series A Convertible Preferred Stock, at the purchase price of $10.00 per share.

Signature

Print Name

Date